UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2007
HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of small business issuer as specified in its charter)

Iowa (State or other jurisdiction of incorporation or organization)	333-135967 (Commission File Number)	20-3919356 (I.R.S. Employer Identification No.)

106 W. Main Street, Riceville, IA (Address of principal executive offices)	50466 (Zip Code)
(641) 985-4025
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry Into a Material Definitive Agreement and Item 2.03 — Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
Business Loan Agreement between Homeland Energy Solutions, LLC and Home Federal Savings Bank
     The following disclosures are made in compliance with (i) Item 1.01 Entry into a Material Definitive Agreement; and (ii) Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant:
     On March 23, 2007, we entered into a Promissory Note and Business Loan Agreement (the “Bridge Loan”) with Home Federal Savings Bank establishing a credit facility for interim financing in the amount of $4,517,572.00. The Bridge Loan is secured by a mortgage and assignment of rents for the land, as well as our deposit account with a balance of $614,000. We must begin making monthly interest payments on April 23, 2007 at an interest rate of 8.25%. A final payment of the principal amount plus any accrued interest will be due on March 23, 2008. We may pay all or a portion of the amount owed before it is due without penalty. Early payments will reduce the principal balance due. We expect to pay the balance when we close on our senior debt financing and release equity proceeds from escrow, however, there is not assurance or guarantee that we will be able to successfully close our project financing.
     We previously obtained certain real estate options in Chickasaw County, Iowa in order to secure land to construct our proposed 100 million gallon per year ethanol plant. In order to exercise the options before they expire on April 1, 2007, we intend to use the loan funds to purchase the land for our plant site.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC
Date: March 27, 2007	/s/ Stephen Eastman
Stephen Eastman
President (Principal Executive Officer)